Exhibit 99.1

Contact:	John B. Morse, Jr.	For Immediate Release
	(202) 334-6662	November 1, 2007

THE WASHINGTON POST COMPANY REPORTS

THIRD QUARTER EARNINGS

WASHINGTON – The Washington Post Company (NYSE: WPO) today reported net income of $72.5 million ($7.60 per share) for its third quarter ended September 30, 2007, compared to net income of $73.3 million ($7.60 per share) for the third quarter of last year.

Results for the third quarter of 2007 included a gain from the sale of property at the Company’s television station in Miami (after-tax impact of $5.9 million, or $0.62 per share). Results for the third quarter of 2006 included a goodwill impairment charge at PostNewsweek Tech Media, which was part of the magazine publishing segment (after-tax impact of $6.3 million, or $0.65 per share) and gains from the sales of property and marketable securities (after-tax impact of $2.8 million, or $0.29 per share).

Revenue for the third quarter of 2007 was $1,022.5 million, up 8% from $946.9 million in 2006. The increase is due mostly to significant revenue growth at the education and cable television divisions. Revenues were down at the Company’s newspaper publishing, magazine publishing and television broadcasting divisions.

Operating income was up 2% for the third quarter of 2007 to $110.5 million, from $108.6 million in 2006 due to the $9.5 million gain from the sale of property at the Company’s television station in Miami in the third quarter of 2007, and the $9.9 million goodwill impairment charge in the third quarter of 2006. The results were offset by a decline in operating income at the newspaper publishing division as a result of reduced print advertising revenues at The Washington Post newspaper and a $6.2 million increase in Kaplan stock compensation expense.

For the first nine months of 2007, net income totaled $205.7 million ($21.48 per share), compared with $228.9 million ($23.71 per share) for the same period of 2006. Results for the first nine months of 2007 included additional net income tax expense of $6.6 million ($0.70 per share) as the result of a $12.9 million ($1.36 per share) increase in taxes associated with Bowater Mersey and a tax benefit of $6.3 million ($0.66 per share) associated with recent changes in certain state income tax laws. Both of these are non-cash items in the current period, impacting the Company’s long-term net deferred income tax liabilities. Also included in the first nine months of 2007 is a significant increase in equity in earnings of affiliates primarily from a gain on the sale of land at the Company’s Bowater Mersey affiliate (after-tax impact of $6.5 million, or $0.68 per share) and a gain

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from the sale of property at the Company’s television station in Miami (after-tax impact of $5.9 million, or $0.62 per share). Results for the first nine months of 2006 included charges related to early retirement plan buyouts (after-tax impact of $31.7 million, or $3.30 per share), a goodwill impairment charge (after-tax impact of $6.3 million, or $0.65 per share), transition costs at Kaplan (after-tax impact of $4.8 million, or $0.50 per share) and a charge for the cumulative effect of a change in accounting for Kaplan equity awards (after-tax impact of $5.1 million, or $0.53 per share) in connection with the Company’s adoption of Statement of Financial Accounting Standards No. 123R (SFAS 123R), “Share-Based Payment.” These items were offset by insurance recoveries from cable division losses related to Hurricane Katrina (after-tax impact of $6.4 million, or $0.67 per share) and gains from the sales of property and marketable securities (after-tax impact of $22.4 million, or $2.33 per share).

Revenue for the first nine months of 2007 was $3,054.9 million, up 7% from $2,864.2 million for the first nine months of 2006, due to increased revenues at the Company’s education and cable divisions, offset by revenue declines at the Company’s other divisions. Operating income for the first nine months of 2007 decreased to $327.7 million, from $343.6 million in the first nine months of 2006, due to weakness in advertising demand at the newspaper publishing, magazine publishing and television broadcasting divisions; a $24.1 million increase in Kaplan stock compensation expense in the first nine months of 2007; and $10.4 million in insurance recoveries recorded during the second quarter of 2006 from cable division losses related to Hurricane Katrina. These were offset by a $9.5 million gain from the sale of property at the Company’s television station in Miami in 2007, and several unusual items in 2006 including $50.9 million in pre-tax charges associated with early retirement plan buyouts; a $9.9 million goodwill impairment charge; and $6.9 million in transition costs at Kaplan.

The Company’s operating income for the third quarter and first nine months of 2007 included $5.9 million and $16.7 million of net pension credits, respectively, compared to $5.3 million and $16.7 million, respectively, for the same periods of 2006, excluding charges related to early retirement programs.

Divisional Results

Education

Education division revenue totaled $514.6 million for the third quarter of 2007, a 22% increase over revenue of $420.6 million for the same period of 2006. Excluding revenue from acquired businesses, education division revenue increased 12% for the third quarter of 2007. Kaplan reported operating income of $37.6 million for the third quarter of 2007, down 2% from $38.4 million in the third quarter of 2006. For the first nine months of 2007, education division revenue totaled $1,493.9 million, a 21% increase over revenue of $1,238.8 million for the same period of 2006. Excluding revenue from acquired businesses, education division revenue increased 12% for the first nine months of 2007. Kaplan reported operating income of $109.4 million for the first nine months of 2007, a decline of 12% from $124.9 million for the first nine months of 2006.

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In the second quarter of 2006, Kaplan acquired Tribeca Learning Limited, a leading provider of education to the Australian financial services sector, and incurred $6.9 million in transition costs, which are included in the Professional education results. A summary of Kaplan’s operating results for the third quarter and the first nine months of 2007 compared to 2006 is as follows:

	Third Quarter			YTD
(In thousands)	2007	2006	% Change	2007	2006	% Change
Revenue
Higher education	$251,611	$211,195	19	$743,332	$623,830	19
Test preparation	155,649	117,119	33	438,447	344,137	27
Professional	107,309	92,290	16	312,022	270,815	15
Kaplan corporate	294	—	—	974	—	—
Intersegment elimination	(268)	—	—	(912)	—	—

	$514,595	$420,604	22	$1,493,863	$1,238,782	21

Operating income (loss)
Higher education	$27,340	$20,007	37	$89,291	$74,374	20
Test preparation	28,214	24,586	15	68,806	70,041	(2)

Professional
Operating income, excluding transition costs	8,364	11,496	(27)	26,918	33,525 *	(20)
Transition costs	—	—	—	—	(6,871)	—

	8,364	11,496	(27)	26,918	26,654	1

Kaplan corporate	(10,864)	(10,636)	(2)	(30,330)	(31,978)	5
Other**	(15,539)	(7,084)	—	(45,046)	(14,189)	—
Intersegment elimination	40	—	—	(193)	—	—

	$37,555	$38,369	(2)	$109,446	$124,902	(12)

*	Non-GAAP measure
**	Other includes charges accrued for stock-based incentive compensation and amortization of certain intangibles.

Higher education includes Kaplan’s domestic and international post-secondary education businesses, including fixed-facility colleges as well as online post-secondary and career programs. Higher education revenue grew by 19% in both the third quarter and the first nine months of 2007. Enrollments increased 14% to 79,600 at September 30, 2007, compared to 69,800 at September 30, 2006, due to enrollment growth in the online programs and timing of course start dates. Higher education results for the online programs in the first nine months of 2007 benefited from increases in both price and demand for higher priced advanced programs. Results at the fixed-facility colleges also benefited from course fee increases, but as previously disclosed, were adversely affected by $2.7 million in lease termination charges in the first quarter of 2007.

Test preparation includes Kaplan’s standardized test preparation and English- language course offerings, as well as the K12 and Score! businesses. Test preparation

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revenue grew 33% in the third quarter of 2007 and 27% for the first nine months of 2007 largely due to the Aspect and PMBR acquisitions made in October 2006. Excluding revenue from acquired businesses, revenue grew 2% in the third quarter of 2007 and 3% in the first nine months of 2007 due to overall strength in the traditional test preparation courses, offset by declines in revenue from the K12 and Score! businesses. Operating income for test preparation increased in the third quarter of 2007 due largely to the Aspect and PMBR acquisitions, offset by continued weakness from the K12 and Score! businesses. Operating results for the first nine months of 2007 were down due to weaker results from the K12 and Score! businesses, offset by strong results at Aspect and PMBR. Score! revenue and operating results are down primarily due to a 13% enrollment decline.

Professional includes Kaplan’s domestic and overseas professional businesses. Professional revenue grew 16% and 15% in the third quarter and first nine months of 2007 largely due to the May 2006 acquisition of Tribeca; the March 2007 acquisition of EduNeering Holdings, Inc., a Princeton, NJ-based provider of knowledge management solutions for organizations in the pharmaceutical, medical device, healthcare, energy and manufacturing sectors; and the August 2007 acquisition of the education division of Financial Services Institute of Australia. Excluding revenue from acquired businesses, Professional revenue grew 7% in the third quarter of 2007 and 6% in the first nine months of 2007. The revenue increases are a result of higher revenues at Kaplan Professional (UK) due primarily to favorable exchange rates and from growth in the Schweser CFA exam course offerings, offset by continued soft market demand for Professional’s insurance, securities, real estate book publishing and real estate course offerings. Operating income increased for the first nine months of 2007 due to the $6.9 million in transition costs at Tribeca in 2006, offset by weakness in Professional’s insurance, securities and real estate businesses. Kaplan Professional (UK) operating results are down in the third quarter and first nine months of 2007 due to increases in staffing, occupancy and business development expenses associated with the overall growth in operations.

Corporate represents unallocated expenses of Kaplan, Inc.’s corporate office and other minor activities.

Other includes charges for incentive compensation arising from equity awards under the Kaplan stock option plan, which was established for certain members of Kaplan’s management. Kaplan recorded stock compensation expense of $12.0 million and $5.9 million in the third quarter of 2007 and 2006, respectively, and $35.3 million and $11.2 million in the first nine months of 2007 and 2006, respectively, related to this plan (excluding stock compensation recorded in the first quarter of 2006 related to a change in accounting discussed below). In addition, Other includes amortization of certain intangibles, which increased due to recent Kaplan acquisitions.

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Newspaper Publishing

Newspaper publishing division revenue totaled $210.2 million for the third quarter of 2007, a decrease of 7% from $225.6 million in the third quarter of 2006; division revenue decreased 8% to $657.2 million for the first nine months of 2007, from $714.7 million for the first nine months of 2006. Division operating income for the third quarter declined 50% to $8.8 million, from $17.7 million in the third quarter of 2006; operating income increased 21% to $41.5 million for the first nine months of 2007, compared to $34.3 million for the first nine months of 2006. The decline in operating results for the third quarter is due primarily to a decline in division revenues and a $2.3 million pre-tax gain on the sale of property in 2006, offset by a reduction in newspaper division operating expenses, including a newsprint expense decline of 22%. The increase in operating income for the first nine months of 2007 is due primarily to $47.1 million in pre-tax charges associated with early retirement plan buyouts at The Washington Post during 2006. Excluding this charge, operating income was down for the first nine months of 2007 due to a decline in division revenues, partially offset by a reduction in newspaper division operating expenses, including a 20% reduction in newsprint expense.

A summary of newspaper division operating results for the first nine months of 2007 compared to 2006 is as follows:

	YTD
(In thousands)	2007	2006		% Change
Operating revenues	$657,236	$714,668		(8)
Operating expenses, excluding early retirement program expense	(615,771)	(633,173	)*	3

	41,465	81,495	*	(49)
Early retirement program expense	—	(47,146)		—

Operating income	$41,465	$34,349		21

*	Non-GAAP measure

Print advertising revenue at The Post in the third quarter declined 13% to $113.1 million, from $129.4 million in the third quarter of 2006, and decreased 14% to $366.6 million for the first nine months of 2007, from $427.6 million in the same period of 2006. The declines are due to reductions in real estate, classified, retail and zones. Classified recruitment advertising revenue declined 27% to $12.4 million for the third quarter of 2007, from $17.0 million in the third quarter of 2006, and was down 26% to $41.3 million in the first nine months of 2007, compared to $55.6 million in the first nine months of 2006.

For the first nine months of 2007, Post daily and Sunday circulation declined 3.5% and 3.7%, respectively, compared to the same period of the prior year. For the nine months ended September 30, 2007, average daily circulation at The Post totaled 638,800 and average Sunday circulation totaled 905,300.

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Revenue generated by the Company’s online publishing activities, primarily washingtonpost.com, increased 11% to $27.2 million for the third quarter of 2007, from $24.5 million for the third quarter of 2006; online revenues increased 11% to $80.5 million in the first nine months of 2007, from $72.7 million for the first nine months of 2006. Display online advertising revenues grew 15% and 16% for the third quarter and first nine months of 2007, respectively. Online classified advertising revenue on washingtonpost.com increased 12% and 9% for the third quarter and first nine months of 2007, respectively. A small portion of the Company’s online publishing revenues is included in the magazine publishing division.

Television Broadcasting

Revenue for the television broadcasting division decreased 5% in the third quarter of 2007 to $77.8 million, from $82.2 million in 2006; operating income for the third quarter of 2007 increased 10% to $36.0 million, from $32.9 million in 2006. The decrease in revenue is due to a $7.6 million decline in third quarter 2007 political advertising revenue. The increase in operating income is due to a $9.5 million gain on the sale of property at the Miami television station; this was offset by revenue declines and increased programming expenses.

In July 2007, the Company entered into a transaction to sell and lease back its current Miami television station facility; a $9.5 million gain was recorded as a reduction to expense in the third quarter of 2007. The Company has purchased land and is building a new Miami television station facility, which is expected to be completed in 2009.

For the first nine months of 2007, revenue decreased 4% to $246.5 million, from $257.1 million; operating income for the first nine months of 2007 declined 9% to $100.6 million, from $111.0 million in the same period of 2006. The decrease in revenue is due to $6.3 million in incremental winter Olympics-related advertising at the Company’s NBC affiliates in the first quarter of 2006 and a $9.9 million decrease in political advertising revenue. The decline in operating income is due to the revenue declines and increased programming expenses, offset by the $9.5 million gain on the sale of property at the Miami television station.

Magazine Publishing

Revenue for the magazine publishing division totaled $62.5 million for the third quarter of 2007, an 18% decline from $76.1 million for the third quarter of 2006; division revenue totaled $197.1 million for the first nine months of 2007, a 16% decrease from $235.1 million for the first nine months of 2006. Magazine publishing division results in the third quarter and first nine months of 2006 included revenue of $6.3 million and $19.6 million, respectively, from PostNewsweek Tech Media, which was sold in December 2006. The remainder of the revenue declines is due primarily to a 13% and 12% reduction in Newsweek advertising revenue for the third quarter and first nine

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months of 2007, respectively, due to fewer ad pages and lower rates at both the Newsweek domestic and international editions, offset by increases at Arthur Frommer’s Budget Travel.

Operating income totaled $7.0 million in the third quarter of 2007, an increase from $0.1 million for the third quarter of 2006. Magazine publishing division results in the third quarter of 2006 included an operating loss of $8.1 million from PostNewsweek Tech Media, largely the result of a goodwill impairment charge of $9.9 million. Excluding PostNewsweek Tech Media, operating income at the magazine publishing division was down, due primarily to advertising revenue reductions, offset by lower overall operating expenses. Operating income totaled $13.9 million for the first nine months of 2007, an increase from $10.5 million in the first nine months of 2006. Magazine publishing division results in the first nine months of 2006 included an operating loss of $7.3 million from PostNewsweek Tech Media, largely the result of a goodwill impairment charge of $9.9 million. Excluding PostNewsweek Tech Media, operating income at the magazine publishing division was down, due primarily to advertising revenue reductions, offset by lower overall operating costs and an increased pension credit.

Cable Television

Cable division revenue of $157.8 million for the third quarter of 2007 represents an 11% increase over 2006 third quarter revenue of $142.3 million; for the first nine months of 2007, revenue increased 10% to $461.1 million, from $418.6 million in the same period of 2006. The 2007 revenue increase is due to continued growth in the division’s cable modem and digital revenues, along with revenues from telephone services. The cable division last implemented a basic video cable service rate increase of $3 per month at most of its systems effective February 1, 2006. The Company does not plan to implement an overall basic video cable rate increase in 2007; however, in September 2007, a $3.05 monthly rate increase was implemented for a majority of high-speed data subscribers.

Cable division operating income increased to $29.8 million in the third quarter of 2007, versus $27.9 million in the third quarter of 2006; cable division operating income for the first nine months of 2007 declined to $89.9 million, from $93.2 million for the first nine months of 2006. Cable division results for the first nine months of 2006 benefited from $10.4 million in insurance recoveries from cable division losses related to Hurricane Katrina. Excluding the insurance recoveries, cable division operating income increased in the first nine months of 2007, along with improved results in the third quarter of 2007. These increases are due to the division’s revenue growth, offset by higher depreciation expense and increases in programming, telephony and technical costs.

At September 30, 2007, Revenue Generating Units (RGUs) grew 10% due to continued growth in high-speed data and telephony subscribers and increases in the basic

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video and digital video subscriber categories. The cable division began offering telephone service on a very limited basis in the second quarter of 2006; as of September 30, 2007, telephone service is being offered in all or part of systems representing 88% of homes passed. A summary of RGUs is as follows:

Cable Television Division Subscribers	September 30, 2007	September 30, 2006
Basic	699,268	689,981
Digital	221,033	210,520
High-speed data	329,815	276,434
Telephony	40,225	733

Total	1,290,341	1,177,668

Corporate Office

The corporate office operating expenses were $8.6 million and $27.6 million for the third quarter and first nine months of 2007, respectively, compared with $8.3 million and $30.3 million for the third quarter and first nine months of 2006, respectively. The decrease for the first nine months of 2007 is due to $3.8 million in pre-tax charges recorded in the second quarter of 2006 associated with early retirement plan buyouts at the corporate office.

In October 2007, the Company acquired the outstanding stock of CourseAdvisor Inc., a premier online lead generation provider, headquartered in Wakefield, MA. In 2006, The Washington Post Company made a small investment in CourseAdvisor. Through its search engine marketing expertise and proprietary technology platform, CourseAdvisor generates student leads for the post-secondary education market. CourseAdvisor will operate as an independent subsidiary of The Washington Post Company.

Equity in Earnings (Losses) of Affiliates

The Company’s equity in losses of affiliates for the third quarter of 2007 was $0.6 million, compared to losses of $0.6 million for the third quarter of 2006. For the first nine months of 2007, the Company’s equity in earnings of affiliates totaled $8.3 million, compared to losses of $1.4 million for the same period of 2006. In the first quarter of 2007, the equity in earnings of affiliates included a gain of $8.9 million on the sale of land at the Company’s Bowater Mersey Paper Company Limited affiliate. The Company holds a 49% interest in Bowater Mersey Paper Company.

Other Non-Operating Income (Expense)

The Company recorded other non-operating income, net, of $10.1 million for the third quarter of 2007, compared to non-operating income, net, of $4.7 million for the

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third quarter of 2006. The third quarter 2007 non-operating income, net, included $9.2 million in foreign currency gains. The third quarter 2006 non-operating income, net, included $2.0 million in pre-tax gains related to sales of marketable securities and $2.9 million in foreign currency gains, offset by other non-operating items.

The Company recorded other non-operating income, net, of $15.3 million for the first nine months of 2007, compared to other non-operating income, net, of $38.2 million for the same period of the prior year. The 2007 non-operating income included $13.8 million in foreign currency gains. The 2006 non-operating income, net, included pre-tax gains of $33.6 million related to the sales of marketable securities and foreign currency gains of $5.8 million.

Net Interest Expense

The Company incurred net interest expense of $3.0 million and $9.1 million for the third quarter and first nine months of 2007, respectively, compared to $3.4 million and $12.0 million for the same periods of 2006. At September 30, 2007, the Company had $405.8 million in borrowings outstanding at an average interest rate of 5.5%.

Provision for Income Taxes

The effective tax rate for the third quarter of 2007 was 38.0%, compared to 32.9% for the third quarter of 2006.

The effective tax rate for the first nine months of 2007 was 39.9%, compared to 36.5% for the first nine months of 2006. As previously discussed, results for the first nine months of 2007 included an additional $12.9 million in income tax expense related to the Company’s Bowater Mersey affiliate and a $6.3 million income tax benefit related to a change in certain state income tax laws enacted in the second quarter of 2007. Both of these are non-cash items in the current period, impacting the Company’s long-term net deferred income tax liabilities. Excluding the impact of these items, the effective tax rate for the first nine months of 2007 was 38.0%.

Cumulative Effect of Change in Accounting Principle

In the first quarter of 2006, the Company adopted SFAS 123R, which requires companies to record the cost of employee services in exchange for stock options based on the grant-date fair value of the awards. SFAS 123R did not have any impact on the Company’s results of operations for Company stock options as the Company adopted the fair-value-based method of accounting for Company stock options in 2002. However, the adoption of SFAS 123R required the Company to change its accounting for Kaplan equity awards from the intrinsic value method to the fair-value-based method of accounting. As a result, in the first quarter of 2006, the Company reported a $5.1 million after-tax charge for the cumulative effect of change in accounting for Kaplan equity awards ($8.2 million in pre-tax Kaplan stock compensation expense).

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Earnings Per Share

The calculation of diluted earnings per share for the third quarter and first nine months of 2007 was based on 9,508,752 and 9,531,195 weighted average shares outstanding, respectively, compared to 9,616,651 and 9,611,950, respectively, for the third quarter and first nine months of 2006. The Company repurchased 54,506 shares of its Class B common stock at a cost of $42.0 million during the first nine months of 2007.

Forward-Looking Statements

This report contains certain forward-looking statements that are based largely on the Company’s current expectations. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results and achievements to differ materially from those expressed in the forward-looking statements. For more information about these forward-looking statements and related risks, please refer to the section titled “Forward-Looking Statements” in Part I of the Company’s Annual Report on Form 10-K.

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THE WASHINGTON POST COMPANY

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(In thousands, except share and per share amounts)

	Third Quarter		% Change
	2007	2006
Operating revenues	$1,022,504	$946,894	8
Operating expenses	(852,529)	(776,794)	10
Depreciation	(55,722)	(49,929)	12
Amortization of intangibles and goodwill impairment charge	(3,787)	(11,525)	(67)

Operating income	110,466	108,646	2
Equity in losses of affiliates, net	(622)	(625)	0
Interest income	3,011	2,967	1
Interest expense	(6,014)	(6,400)	(6)
Other income, net	10,121	4,708	—

Income before income taxes	116,962	109,296	7
Provision for income taxes	(44,500)	(36,000)	24

Net income	72,462	73,296	(1)
Redeemable preferred stock dividends	(237)	(245)	(3)

Net income available for common stock	$72,225	$73,051	(1)

Basic earnings per share	$7.62	$7.62	0

Diluted earnings per share	$7.60	$7.60	0

Basic average shares outstanding	9,472,870	9,580,635
Diluted average shares outstanding	9,508,752	9,616,651

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THE WASHINGTON POST COMPANY

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(In thousands, except share and per share amounts)

	Year-to-Date		% Change
	2007	2006
Operating revenues	$3,054,885	$2,864,215	7
Operating expenses	(2,553,100)	(2,357,847)	8
Depreciation	(163,231)	(148,466)	10
Amortization of intangibles and goodwill impairment charge	(10,833)	(14,292)	(24)

Operating income	327,721	343,610	(5)
Equity in earnings (losses) of affiliates, net	8,326	(1,366)	—
Interest income	8,992	7,109	26
Interest expense	(18,098)	(19,098)	(5)
Other income, net	15,267	38,234	(60)

Income before income taxes and cumulative effect of change in accounting principle	342,208	368,489	(7)
Provision for income taxes	(136,500)	(134,500)	1

Income before cumulative effect of change in accounting principle	205,708	233,989	(12)
Cumulative effect of change in method of accounting for share-based payments, net of taxes	—	(5,075)	—

Net income	205,708	228,914	(10)
Redeemable preferred stock dividends	(952)	(981)	(3)

Net income available for common stock	$204,756	$227,933	(10)

Basic earnings per share:
Before cumulative effect of change in accounting principle	$21.56	$24.34	(11)
Cumulative effect of change in accounting principle	—	(0.53)	—

Net income available for common stock	$21.56	$23.81	(9)

Diluted earnings per share:
Before cumulative effect of change in accounting principle	$21.48	$24.24	(11)
Cumulative effect of change in accounting principle	—	(0.53)	—

Net income available for common stock	$21.48	$23.71	(9)

Basic average shares outstanding	9,495,999	9,575,306
Diluted average shares outstanding	9,531,195	9,611,950

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THE WASHINGTON POST COMPANY

BUSINESS SEGMENT INFORMATION

(Unaudited)

(In thousands)

	Third Quarter		% Change	Year-to-Date		% Change
	2007	2006		2007	2006
Operating Revenues:
Education	$514,595	$420,604	22	$1,493,863	$1,238,782	21
Newspaper publishing	210,181	225,630	(7)	657,236	714,668	(8)
Television broadcasting	77,758	82,195	(5)	246,455	257,079	(4)
Magazine publishing	62,477	76,128	(18)	197,138	235,079	(16)
Cable television	157,752	142,337	11	461,148	418,607	10
Intersegment elimination	(259)	—	—	(955)	—	—

	$1,022,504	$946,894	8	$3,054,885	$2,864,215	7

Operating Expenses:
Education	$477,040	$382,235	25	$1,384,417	$1,113,880	24
Newspaper publishing	201,400	207,945	(3)	615,771	680,319	(9)
Television broadcasting	41,761	49,326	(15)	145,844	146,069	0
Magazine publishing	55,470	75,990	(27)	183,200	224,595	(18)
Cable television	127,981	114,439	12	371,261	325,401	14
Corporate office	8,645	8,313	4	27,626	30,341	(9)
Intersegment elimination	(259)	—	—	(955)	—	—

	$912,038	$838,248	9	$2,727,164	$2,520,605	8

Operating Income (Loss):
Education	$37,555	$38,369	(2)	$109,446	$124,902	(12)
Newspaper publishing	8,781	17,685	(50)	41,465	34,349	21
Television broadcasting	35,997	32,869	10	100,611	111,010	(9)
Magazine publishing	7,007	138	—	13,938	10,484	33
Cable television	29,771	27,898	7	89,887	93,206	(4)
Corporate office	(8,645)	(8,313)	(4)	(27,626)	(30,341)	9

	$110,466	$108,646	2	$327,721	$343,610	(5)

Depreciation:
Education	$15,861	$12,510	27	$44,213	$36,120	22
Newspaper publishing	9,467	8,977	5	28,277	26,733	6
Television broadcasting	2,357	2,482	(5)	7,089	7,383	(4)
Magazine publishing	534	634	(16)	1,643	1,910	(14)
Cable television	27,138	24,961	9	80,914	75,386	7
Corporate office	365	365	0	1,095	934	17

	$55,722	$49,929	12	$163,231	$148,466	10

Amortization of intangibles and goodwill impairment charge:
Education	$3,493	$1,197	—	$9,781	$3,036	—
Newspaper publishing	292	292	0	876	876	0
Television broadcasting	—	—	—	—	—	—
Magazine publishing	—	9,864	—	—	9,864	—
Cable television	2	172	(99)	176	516	(66)

	$3,787	$11,525	(67)	$10,833	$14,292	(24)

Pension Credit (Expense):
Education	$(796)	$(703)	13	$(2,544)	$(2,021)	26
Newspaper publishing	(2,362)	(3,297)	(28)	(7,562)	(53,875)	(86)
Television broadcasting	151	314	(52)	763	944	(19)
Magazine publishing	9,282	9,035	3	27,056	25,668	5
Cable television	(383)	(394)	(3)	(1,022)	(1,150)	(11)
Corporate office	—	—	—	—	(2,900)	—

	$5,892	$4,955	19	$16,691	$(33,334)	—

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